Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President — Investor Relations	Kirsten Chapman / David Barnard
217-258-9522	415-433-3777
investor.relations@consolidated.com	David@lhai-sf.com
Consolidated Communications Holdings Reports Fourth Quarter and Year-end 2005 Results
— Adjusted EBITDA of $35.6 Million and Net Cash Provided from Operations of $25.4 Million —
— DSL Subscribers Top 39,000 Posting 43% Year-over-Year Growth —
— IPTV Subscribers in Illinois Up over 100% from Third Quarter —
Mattoon, IL — March 15, 2006 — Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the fourth quarter and year ended December 31, 2005. The company reported revenues of $81.2 million for the fourth quarter and $321.4 million for the year. Adjusted EBITDA and net cash provided by operating activities for the quarter were $35.6 million and $25.4 million, respectively, and for the year were $136.8 million and $72.5 million, respectively.
“We had a terrific quarter from an operational and financial perspective and we took advantage of favorable market conditions to continue to optimize our capital structure,” said Bob Currey, Consolidated’s president and chief executive officer. “Cash available to pay dividends (CAPD) for the quarter was $16.7 million, with a payout ratio of 69 percent. The board of directors has indicated its intention to continue paying the quarterly dividend at the current level for 2006.”
“The consolidation of our retail billing system continues on track and we continue to execute on our long-term strategy of providing high-quality broadband and voice services to our customers by leading the market with advanced products and attractively bundled services.”
“Our Internet-protocol television (IPTV) product, which we call Digital Video Service, or DVS, rapidly gained momentum during the fourth quarter, as subscribers more than doubled to over 2,100 in the Illinois markets where DVS is available. DVS offers a competitive alternative to cable with up to 195 channels, all the major networks and premium programming including HBO, Cinemax and Showtime, to name a few. As of December 31st, the service was available to approximately 19,500 homes, reaching over 50 percent of our mid-2006 objective to serve 36,000 homes in select Illinois markets. We are very pleased with the customer response and the growth of DVS in Illinois.”
“We continue to execute on our strategy to increase average revenue per user (ARPU) with high-value service offerings such as digital subscriber lines (DSL), competitive bundled offerings and innovative products such as DVS. Our fourth quarter Telephone Operations ARPU was $96.66. DSL subscribers increased 43 percent versus a year ago to over 39,000 subscribers, and is available to approximately 92 percent of our local access lines, with speeds of up to 6 megabits per second (Mbps). Over this same network, we are delivering DVS to customers in select Illinois markets. In addition, total connections (reflecting access lines, DSL and DVS) would have increased year-over-year by over 5,900, were it not for the 5,332 lines lost with the MCI Metro network regroom, to over 283,360, and service bundles were up over 20 percent year-over-year to almost 36,630.”

Currey added, “We are particularly excited about the prospects for DVS, as we believe it furthers customer loyalty. To date, 87 percent of the customers who have signed up for DVS have taken our triple play offering, which includes voice, video and data services. Customers recognize both the overall value of the bundle and proven services of Consolidated, while we benefit from efficiencies from multiple product delivery, higher overall ARPU and stronger customer relationships.” Steve Childers, Consolidated’s chief financial officer, said, “While driving sales and ARPU, we remain focused on improving operating efficiencies and expanding margins. For the fourth quarter, our total company Adjusted EBITDA margin (the ratio of Adjusted EBITDA to total revenue) was 43.8 percent, up from 40.2 percent in the third quarter of 2005. As previously mentioned, last quarter had approximately $1.5 million in prior period subsidy revenue and a $2.7 million litigation settlement impacting our results. Excluding the effect of these two items, our third quarter Adjusted EBITDA margin would have been 42.5 percent.”
Operating Statistics at December 31, 2005
•	Total connections were 283,362.

•	Total local access lines were 242,024.

•	DSL subscribers were 39,192.

•	DVS subscribers were 2,146.

•	Long distance lines were 143,882.

•	Total service bundles were 36,627.

•	Total Telephone Operations ARPU was $96.66 for the three-month period ended December 31st.
DSL continues to perform well, contributing to ARPU growth and increasing Consolidated’s strategic product penetration. During the fourth quarter, DSL grew 9 percent sequentially, which brings the year-over-year increase to 43 percent. DSL penetration increased to approximately 16.2 percent of our total local access lines and 22.1 percent of primary residential lines, up from 14.7 percent and 20.1 percent, respectively, in the third quarter.
Summary of Capital Structure Improvements
Total net debt to last twelve-month Adjusted EBITDA coverage ratio again remained steady with last quarter at 3.8 times. In summary, Consolidated completed the following capital structure improvements in the fourth quarter:
•	On October 12, 2005, Consolidated executed a $100 million notional amount floating to fixed interest rate swap arrangement relating to a portion of its $425 million term loan facility. The 6-year interest rate swap became effective on January 3, 2006. Combined with the $100 million notional amount of swap agreements executed in August 2005, interest rates on approximately 85 percent of our term debt are now fixed and our weighted average interest rate on term debt is approximately 5.82 percent.

•	On November 29, 2005, Consolidated announced the execution of an amendment to its $425 million term loan facility. Under the new terms effective on November 25, 2005, the term loan facility is now priced at LIBOR plus 175 basis points, a reduction of 50 basis points from the previous terms. On an annualized basis, the full year cash interest savings are expected to be approximately $2.1 million.

•	On December 8, 2005, Consolidated redeemed $5 million aggregate principal amount of its 9 3/4 percent Senior Notes due 2012 at a price of $5,487,500 plus accrued but unpaid interest. This redemption is expected to result in cash interest savings of approximately $487,500 annually.

Cash Available to Pay Dividends
For the fourth quarter 2005, total CAPD was $16.7 million, representing a 68.9 percent payout ratio based on a full quarter’s dividend of $11.5 million. On a pro forma basis, as if the initial public offering (IPO) had occurred on July 1, 2005, the payout ratio would have been 69.0 percent for the second half of 2005. At December 31, 2005, Consolidated had $31.4 million in cash and cash equivalents. Consolidated made capital expenditures of $9.5 million during the fourth quarter, resulting in $31.1 million of capital expenditures for the year.
Dividend Payments
The company paid its initial dividend of $0.4089 per share on November 1, 2005 to stockholders of record at the close of business on October 15, 2005. The dividend represented a pro rata portion (for the period from July 27, 2005, the closing date of our IPO, to and including October 31, 2005) of the indicated annual dividend of $1.5495 per share, as more fully described in the company’s prospectus dated July 21, 2005. The company paid its latest quarterly dividend of $0.38738 per common share on February 1, 2006 to stockholders of record on January 15, 2006.
The company expects to pay its next dividend of $0.38738 on May 1, 2006 to stockholders of record on April 15, 2006.
Financial Highlights for the Fourth Quarter Ended December 31, 2005
•	Revenues were $81.2 million, compared to fourth quarter 2004 revenues of $78.6 million. This increase was primarily driven by increases in Subsidies, Other Services and Other Operations revenues. These were partially offset by reductions in Local Calling Services and Network Access Services. The decrease in Local Calling Services was driven by the reduction in local access lines, with the decrease in Network Access Services being primarily driven by the recognition of $3.1 million of additional one-time revenue in the fourth quarter of 2004.

•	Income from operations was $15.0 million, compared to the fourth quarter 2004 income from operations of $251,000. In addition to the revenue increase mentioned above, income from operations was impacted by an impairment charge of $11.6 million in the fourth quarter of 2004.

•	Income tax expense was $7.2 million, compared to a tax benefit of $3.4 million in the fourth quarter of 2004. In the fourth quarter of 2005, the company recognized an additional $4.6 million in non-cash deferred state income tax expense associated with the company’s tax-free reorganization plan effected in connection with the IPO. Under the plan, our Texas and Illinois subsidiaries will now file as a single consolidated tax group for federal and certain state purposes. This will allow the company to maximize the near-term use of federal NOL’s, thereby reducing cash taxes. As a result of reorganization, the company recognized an increase in its deferred income tax rate on its previously recorded deferred income tax liabilities resulting in the adjustment.

•	Net loss was $2.1 million, compared to a net loss of $6.3 million for the fourth quarter of 2004. In addition to the items mentioned above, net interest expense decreased by $828,000. The decrease in interest was attributable to the changes made to our capital structure associated with the IPO and the subsequent debt related transactions mentioned above.

•	Net loss applicable to common stockholders decreased to $2.1 million from a loss of $10.6 million for the fourth quarter of 2004. In the fourth quarter of 2004, net loss applicable to common stockholders represents the loss after provision for dividends on redeemable preferred shares of $4.3 million.

•	Loss per common share was $0.07, compared to a loss per common share of $1.18 in the fourth quarter of 2004. For the fourth quarter 2005 excluding the effect of the non-cash tax and compensation charges incurred in connection with the IPO, earnings per share would have been $0.13. The loss per common share in the fourth quarter of 2004 was after provision for dividends on redeemable preferred shares of $4.3 million. The company converted all redeemable preferred shares to common shares in conjunction with its IPO in July 2005, and thus had no redeemable preferred shares in the fourth quarter 2005.

•	Adjusted EBITDA was $35.6 million and net cash provided by operating activities was $25.4 million, compared to $35.3 million and $14.1 million, respectively, for the fourth quarter of 2004.
Financial Highlights for the Year Ended December 31, 2005
•	Revenues were $321.4 million, compared to $269.6 million for 2004. If the acquisition of TXU Communications Ventures (TXUCV), which closed on April 14, 2004, had been included for the full period in 2004, revenues would have been $323.5 million. After giving effect to the TXUCV acquisition, the year-over-year change reflects declining Local Calling Service revenue associated with reductions in local access lines, a reduction in Network Access Services due to the one-time adjustment in 2004 mentioned above, and lower Long Distance revenue due to a reduction in the average rate per minute of use. These reductions were partially offset by increases in Subsidies, Data and Internet and Other Services revenues.

•	Net loss was $4.5 million compared, to net loss of $1.1 million for 2004. If TXUCV’s results had been included for the full period in 2004, net income would have been $640,000. The year-over-year decrease reflects the impact of the aforementioned revenue changes and tax adjustment, previously disclosed changes in the company’s capital structure as a result of the Senior Notes redemption, the impact of the company’s IPO and a litigation settlement in the third quarter of 2005.

•	Net loss applicable to common stockholders for the year ended December 31, 2005 was $14.7 million, versus a loss of $16.1 million for the year 2004. Net loss applicable to common stockholders represents the loss after provision for dividends on redeemable preferred shares of $10.3 million and $15.0 million for 2005 and 2004, respectively.

•	Adjusted EBITDA was $136.8 million and net cash provided by operating activities was $72.5 million, compared to $139.0 million and $79.8 million, respectively, for the year 2004.
Financial Guidance
For full year 2006, capital expenditures are expected to be between $31 million and $34 million and cash interest expense is expected to be between $37 million and $38 million.
Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com. The webcast will be available for a period of 90 days after the conference call. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until March 17, 2006 at midnight ET. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and enter pass code 4651794. International parties should call 1-706-645-9291 and enter pass code 4651794.
Use of Non-GAAP Financial Measures
This press release includes disclosures regarding “Adjusted EBITDA”, “Adjusted EBITDA margin”, “cash available to pay dividends”, “total net debt to last 12-month Adjusted EBITDA ratio”, and “adjusted earnings per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA, which corresponds to pro forma Bank EBITDA as used and defined in the prospectus dated July 21, 2005 filed in connection with the IPO, is comprised of historical EBITDA, as adjusted to give effect to the TXUCV acquisition and certain other adjustments permitted and contemplated by our credit facility.
EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition, the IPO and the related transactions. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.
To give pro forma effect to the TXUCV acquisition as if it had occurred on the first day of the periods presented, we have made two sets of adjustments. First, because the operating results of TXUCV are not reflected in our historical EBITDA and financial results for the period prior to the date of its acquisition (January 1, 2004 through April 13, 2004), TXUCV’s historical EBITDA for this period has been added to our historical EBITDA. Second, we made pro forma adjustments to the selling, general and administrative expenses to reflect (1) a reduction in costs due to the termination of certain TXUCV employees upon the closing of the acquisition and (2) incremental professional service fees paid to certain equity investors pursuant to a new professional services agreement entered into in connection with the TXUCV acquisition. Finally, when calculating EBITDA in accordance with our credit agreement, the credit agreement permits us to exclude the effect of certain items. Each of these adjustments is described in the footnotes to the attached reconciliations.
Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense (after giving pro forma effect to the IPO as if it had been completed on July 1, 2005), (2) capital expenditures and (3) cash taxes.
We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends as supplemented by these other items provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

While we use Adjusted EBITDA and cash available to pay dividends in managing and analyzing our business and financial condition and believe they are useful to our management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.
Because Adjusted EBITDA is a component of EBITDA Margin and the ratio of total net debt to last 12-month Adjusted EBITDA, they are subject to the material limitations discussed above, and the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted earnings per share, assist investors, securities analysts and other interested parties in evaluating the companies in our industry.
For a more detailed discussion of these and other limitations on the use of these non-GAAP financial measures, please see the section entitled “Dividend Policy and Restrictions” in our prospectus dated July 21, 2005. The prospectus is not incorporated by reference in this release.
About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing communications services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 242,000 local access lines and over 39,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Consolidated Communications is the 17th largest local telephone company in the United States.
Safe Harbor
Any statements contained in this press release that are not statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, the company’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements. These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to the company’s ability to pursue growth opportunities if the company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the common stock; the substantial amount of debt and the company’s ability to incur additional debt in the future; the company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the integration of TXUCV; risks associated with the company’s possible pursuit of acquisitions; economic conditions in the service areas in Illinois and Texas; system failures; loss of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; loss of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the company’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, the company does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.
- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$31,409	$52,084
Accounts receivable, net	35,503	33,817
Prepaid expenses and other current assets	12,123	12,986

Total current assets	79,035	98,887

Property, plant and equipment, net	335,088	360,760
Intangibles and other assets	531,827	546,452

Total assets	$945,950	$1,006,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$41,079
Accounts payable	11,743	11,176
Accrued expenses and other current liabilities	56,116	45,312

Total current liabilities	67,859	97,567

Long-term debt less current maturities	555,000	588,342
Other long-term liabilities	120,889	131,225

Total liabilities	743,748	817,134

Minority interests	2,974	2,291

Redeemable preferred shares	—	205,469
Stockholders’ equity:
Common stock, $0.01 par value	297	—
Paid in capital	254,162	58
Accumulated deficit	(57,533)	(19,111)
Accumulated other comprehensive income	2,302	258

Total stockholders’ equity (deficit)	199,228	(18,795)

Total liabilities and stockholders’ equity	$945,950	$1,006,099

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$81,225	$78,598	$321,429	$269,608
Operating expenses:
Cost of services and products	26,436	22,574	101,159	80,572
Selling, general and administrative expenses	23,274	27,157	98,791	87,955
Intangible assets impairment	—	11,578	—	11,578
Depreciation and amortization	16,527	17,038	67,379	54,522

Income from operations	14,988	251	54,100	34,981
Other income (expense):
Interest expense, net	(10,631)	(11,459)	(53,443)	(39,551)
Other income, net	780	1,491	5,816	3,659

Income (loss) before income taxes	5,137	(9,717)	6,473	(911)
Income tax (benefit) expense	7,234	(3,430)	10,935	232

Net loss	(2,097)	(6,287)	(4,462)	(1,143)
Dividends on redeemable preferred shares	—	(4,342)	(10,263)	(14,965)

Net loss applicable to common stockholders	$(2,097)	$(10,629)	$(14,725)	$(16,108)

Net loss per common share	$(0.07)	$(1.18)	$(0.83)	$(1.79)

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
OPERATING ACTIVITIES
Net loss	$(2,097)	$(6,287)	$(4,462)	$(1,143)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,527	17,038	67,379	54,522
Pension curtailment gain	—	—	(7,880)	—
Asset impairment	—	11,578	—	11,578
Non-cash stock compensation	1,346	—	8,590	—
Other adjustments, net	7,555	1,656	19,068	10,382
Changes in operating assets and liabilities, net	2,073	(9,882)	(10,220)	4,427

Net cash provided by operating activities	25,404	14,103	72,475	79,766

INVESTING ACTIVITIES
Capital expenditures	(9,498)	(12,738)	(31,094)	(30,010)
Acquisition, net of cash acquired	—	—	—	(524,090)

Net cash used in investing activities	(9,498)	(12,738)	(31,094)	(554,100)

FINANCING ACTIVITIES
Proceeds from (cost of) issuance of stock	(209)	—	67,589	89,058
Proceeds from long-term obligations	—	—	5,688	637,000
Payments made on long-term obligations	(5,000)	(4,510)	(80,109)	(190,826)
Payment of deferred financing costs	(815)	—	(5,552)	(18,956)
Purchase and retirement of treasury shares	—	—	(12)	—
Dividends on common stock	(12,160)	—	(12,160)	—
Distribution to preferred shareholders	—	—	(37,500)	—

Net cash provided by (used in) financing activities	(18,184)	(4,510)	(62,056)	516,276

Net increase (decrease) in cash and cash equivalents	(2,278)	(3,145)	(20,675)	41,942
Cash and cash equivalents at beginning of period	33,687	55,229	52,084	10,142

Cash and cash equivalents at end of period	$31,409	$52,084	$31,409	$52,084

Consolidated Communications
2004 Condensed Combining Statements of Operations
(Dollars in thousands)
(Unaudited)

	Year Ended December 31, 2004
	Predecessor
	to CCI-Texas	As Presented
	1/1 - 4/13	4/14 - 12/31	Combined
Revenues	$53,855	$269,608	$323,463
Operating expenses:
Cost of services and products	15,296	80,572	95,868
Selling, general and administrative expenses	24,138	87,955	112,093
Asset impairment	(12)	11,578	11,566
Depreciation and amortization	8,124	54,522	62,646

Income from operations	6,309	34,981	41,290
Other income (expense):
Interest expense, net	(3,158)	(39,551)	(42,709)
Other income, net	1,105	3,659	4,764

Income (loss) before income taxes	4,256	(911)	3,345
Income tax expense	2,473	232	2,705

Net income (loss)	$1,783	$(1,143)	$640

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,
	2005	2004
Illinois Revenues
Telephone Operations
Local calling services	$7,709	$8,316
Network access services	6,579	9,662
Subsidies	3,556	1,751
Long distance services	1,512	1,985
Data and Internet services	2,779	2,723
Other services	1,712	968

Total Telephone Operations	23,847	25,405
Other Operations	10,543	9,352

Total operating revenues	$34,390	$34,757

Texas Revenues
Telephone Operations
Local calling services	$13,406	$14,132
Network access services	9,832	9,006
Subsidies	9,850	8,974
Long distance services	2,457	2,172
Data and Internet services	3,851	3,759
Other services	7,439	5,798

Total Telephone Operations	46,835	43,841
Other Operations	—	—

Total operating revenues	$46,835	$43,841

Total Revenues
Telephone Operations
Local calling services	$21,115	$22,448
Network access services	16,411	18,668
Subsidies	13,406	10,725
Long distance services	3,969	4,157
Data and Internet services	6,630	6,482
Other services	9,151	6,766

Total Telephone Operations	70,682	69,246
Other Operations	10,543	9,352

Total operating revenues	$81,225	$78,598

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	December 31,
	2004 As	January 1 -		December 31,
	Presented	April 13, 2004	Pro forma 2004	2005
Illinois Revenues
Telephone Operations
Local calling services	$33,921	$—	$33,921	$32,221
Network access services	30,353	—	30,353	26,550
Subsidies	10,633	—	10,633	15,385
Long distance services	7,512	—	7,512	6,544
Data and Internet services	10,652	—	10,652	10,693
Other services	4,255	—	4,255	5,105

Total Telephone Operations	97,326	—	97,326	96,498
Other Operations	39,207	—	39,207	39,143

Total operating revenues	$136,533	$—	$136,533	$135,641

Texas Revenues
Telephone Operations
Local calling services	$40,983	$16,932	$57,915	$55,982
Network access services	26,452	10,610	37,062	37,835
Subsidies	29,859	10,993	40,852	38,551
Long distance services	7,042	3,402	10,444	9,739
Data and Internet services	10,289	3,923	14,212	15,111
Other services	18,450	7,995	26,445	28,570

Total Telephone Operations	133,075	53,855	186,930	185,788
Other Operations	—	—	—	—

Total operating revenues	$133,075	$53,855	$186,930	$185,788

Total Revenues
Telephone Operations
Local calling services	$74,904	$16,932	$91,836	$88,203
Network access services	56,805	10,610	67,415	64,385
Subsidies	40,492	10,993	51,485	53,936
Long distance services	14,554	3,402	17,956	16,283
Data and Internet services	20,941	3,923	24,864	25,804
Other services	22,705	7,995	30,700	33,675

Total Telephone Operations	230,401	53,855	284,256	282,286
Other Operations	39,207	—	39,207	39,143

Total operating revenues	$269,608	$53,855	$323,463	$321,429

Schedule of ARPU Calculations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Ending Access Lines	242,024	255,208	242,024	255,208
Average Access Lines	243,756	256,514	248,214	259,442

Telephone Operations Dollars	$70,682	$69,246	$282,286	$284,256
Prior Period Subsidy Settlements	$83	$(992)	$1,704	$4,380
Telephone Operations, excluding Prior Period Subsidy Settlements	$70,599	$70,238	$280,582	$279,876

Telephone Operations ARPU	$96.66	$89.98	$94.77	$91.30

Telephone Operations ARPU, excluding Prior Period Subsidy Settlements	$96.54	$91.27	$94.20	$89.90

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended
	September 30, 2005	December 31, 2005	December 31, 2005 (3)
Adjusted EBITDA	$33,057	$35,626	$68,683

- Cash interest expense (1)	(9,583)	(9,384)	(18,967)
- Capital expenditures	(6,766)	(9,498)	(16,264)
- Integration and restructuring costs (2)	—	—	—
- Cash taxes	—	(172)	(172)
+ Cash interest income	—	174	174

Cash available to pay dividends	$16,708	$16,746	$33,454

Quarterly Dividend	$(11,537)	$(11,537)	$(23,074)
Payout Ratio	69.1%	68.9%	69.0%

(1) Assumes IPO and related transactions occurred on July 1, 2005.
(2) We incurred $1,994,000 of integration and restructuring charges during the three months ended December 31, 2005. However, we have not listed any such expenses in the table because these expenses were pre-funded with cash on the balance sheet in connection with our initial public offering.
(3) Shows reconciliation of cash available to pay dividends on a pro forma basis as if the IPO and related transactions had occurred on July 1, 2005.

Consolidated Communications Schedule
of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2005	2004	2005	2004	2005
Historical EBITDA
Net cash provided by operating activities	$25,404	$14,103	$72,475	$79,766	$17,804
Adjustments:
Pension curtailment gain	—	—	7,880	—	—
Compensation from restricted share plan	(1,346)	—	(8,590)	—	(7,244)
Other adjustments, net	(7,555)	(1,656)	(19,068)	(10,382)	(2,999)
Changes in operating assets and liabilities	(2,073)	9,882	10,220	(4,427)	(866)
Interest expense, net	10,631	11,459	53,443	39,551	19,814
Income taxes	7,234	(3,430)	10,935	232	(1,270)

Consolidated EBITDA (1)	32,295	30,358	127,295	104,740	25,239

CCI Texas EBITDA (2)	—	—	—	15,538	—

Pro Forma EBITDA (3)	32,295	30,358	127,295	120,278	25,239

Adjustments to EBITDA
Transaction costs associated with TXUCV acquisition (4)	—	—	—	8,205	—
Integration and restructuring (5)	1,994	4,748	7,400	7,009	831
Professional service fees (6)	—	1,250	2,867	4,135	367
Other, net (7)	(780)	(1,491)	(3,036)	(4,764)	(1,443)
Investment distributions (8)	771	419	1,590	4,135	819
Affect of pension curtailment (9)	—	—	(7,880)	—	—
Non-cash compensation (10)	1,346	—	8,590	—	7,244

Adjusted EBITDA	$35,626	$35,284	$136,826	$138,998	$33,057

Footnotes for Adjusted EBITDA
(1) Consolidated’s EBITDA is defined as net earnings (loss) before interest expense, income Taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition.
(2) CCI Texas EBITDA represents the EBITDA of TXUCV for the period from January 1 through April 13, 2004 since the operating results of TXUCV are not reflected in our historical EBITDA for the periods prior to acquisition on April 13, 2004.
(3) Pro forma EBITDA represents our historical EBITDA as adjusted for the TXUCV acquisition.
(4) During 2004, TXUCV incurred costs, which, due to the unusual and non-recurring nature of these expenses, are excluded from Adjusted EBITDA. These expenses included retention bonuses to keep key employees to run its day-to- day operations while it was being prepared for sale; severance costs primarily associated with employee terminations associated with the TXUCV acquisition; and other costs associated with its sale.
(5) In connection with the TXUCV acquisition, we have incurred certain one-time expenses associated with integrating and restructuring the Texas and Illinois businesses. Because of the unusual and non-recurring nature of these expenses, they are excluded from Adjusted EBITDA.
(6) Represents the aggregate professional service fees paid to certain large equity investors prior to our IPO. Upon closing of the IPO, these agreements terminated in accordance with their terms.
(7) Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items. Key man life insurance proceeds of $2,780 received in June 2005 are not deducted to arrive at Adjusted EBITDA.
(8) For purposes of calculating Adjusted EBITDA, we include all cash dividends and other distributions received from our investments. Partnership distributions included in the calculation of adjusted EBITDA assumes that the TXUCV acquisition occurred on the first day of the periods presented.
(9) Represents a one-time, non-cash $7.9 million curtailment gain associated with the amendment of our retirement plan. The gain was recorded in general and administrative expenses. However, because the gain is non-cash and non- recurring, it is excluded from Adjusted EBITDA.
(10) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA. In connection with the IPO and related transactions, the Plan was modified.

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of outstanding debt
Senior notes	$130,000
Term loan D	425,000

Total Debt as of December 31, 2005	555,000
Less cash on hand	(31,409)

Total net debt as of December 31, 2005	$523,591

Adjusted EBITDA for the year ended December 31, 2005	$136,826

Total Net Debt to twelve months Adjusted EBITDA Ratio	3.83
Consolidated Communications
Adjusted Earnings Per Share
(Dollars in thousands)
(Unaudited)

Three Months Ended
December 31,
2005
Reported net loss applicable to common stockholders	$(2,097)
Non-cash compensation	1,346
Deffered income tax adjustment	4,616

Adjusted loss applicable to common stockholders	$3,865

Weighted average number of shares outstanding	29,185,906

Adjusted earnings per share	$0.13

Consolidated Communications Key
Operating Statistics

Illinois	December 31,	December 31,
	2005	2004
Local access lines in service
Residential	52,469	55,627
Business (1)	29,728	31,255

Total local access lines (1)	82,197	86,882
DVS subscribers	2,146	101
DSL subscribers	14,576	10,794

Total connections (1)	98,919	97,777

Long distance lines	56,097	54,345
Dial-up subscribers	6,533	7,851
Service bundles	10,827	9,175

Texas	December 31,	December 31,
	2005	2004
Local access lines in service
Residential	109,762	113,151
Business (1)	50,065	55,175

Total local access lines (1)	159,827	168,326
DVS subscribers	—	—
DSL subscribers	24,616	16,651

Total connections (1)	184,443	184,977

Long distance lines	87,785	84,332
Dial-up subscribers	9,438	13,333
Service bundles	25,800	21,314

Total Company	December 31,	December 31,
	2005	2004
Local access lines in service
Residential	162,231	168,778
Business (1)	79,793	86,430

Total local access lines (1)	242,024	255,208
DVS subscribers	2,146	101
DSL subscribers	39,192	27,445

Total connections (1)	283,362	282,754

Long distance lines	143,882	138,677
Dial-up subscribers	15,971	21,184
Service bundles	36,627	30,489

(1) The 2005 counts include the reduction of approximately 4,708 access lines in TX and 624 access lines in IL associated with MCIMetro’s ISP regrooming.

Consolidated Communications
Schedule of Adjusted Total Connections & Access Lines

			Year/Year	Percentage
Total Connections	December 31, 2005	December 31, 2004	Change	Change
Total Company total connections	283,362	282,754	608	0.2%
MCI Metro access lines		(5,332)

Adjusted total connections	283,362	277,422	5,940	2.1%

			Year/Year	Percentage
Access Lines	December 31, 2005	December 31, 2004	Change	Change
Total company access lines	242,024	255,208	(13,184)	(5.2)%
MCI Metro access lines		(5,332)

Adjusted access lines	242,024	249,876	(7,852)	(3.1)%